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JOPLIN, MO, December 7, 2000 - (NYSE:EDE)  On Monday, December
4, 2000, The Empire District Electric Company received an order from the Administrative Law Judge ("ALJ") of the Arkansas Public Service Commission relating to Empire's proposed merger with UtiliCorp United Inc. The ALJ ruled that Empire and UtiliCorp's proposed regulatory plan should not be approved.
In addition, the ALJ stated that he was unable to separate the application for approval of the merger and the proposed regulatory plan and he therefore could not conclude that the merger was consistent with the public interest, the standard for merger approval in Arkansas. Empire and UtiliCorp jointly plan to file an objection to the ALJ's decision.

The consummation of the merger is conditioned upon the receipt of all required regulatory approvals, including the approval of the Arkansas Public Service Commission and the public utility regulatory commissions in Missouri, Kansas and Oklahoma, which are also pending, and upon such approvals becoming final orders. All other regulatory approvals have been obtained and have become final orders. The merger agreement provides that either Empire or UtiliCorp may (but is not required to) terminate the merger agreement if the Effective Time of the merger has not occurred by December 31, 2000. It is no longer possible for all of the required regulatory approvals to be obtained and become final orders by December 31, 2000, and as a result it is no longer possible for the Effective Time of the merger to occur by that date.